SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

     |_|  Preliminary Proxy Statement

     |_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     |X|  Definitive Proxy Statement

     |_|  Definitive Additional Materials

     |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       Lone Star Steakhouse & Saloon, Inc.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     |X|  No Fee Required

     |_| Fee computed on table below per Exchange Act Rulrs 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount in which the filing fee is calculated and state how it was determined)

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration No.:

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     (3)  Filing party:

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     (4)  Date filed:

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


                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                              Wichita, Kansas 67202


                           --------------------------

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 27, 1998
                          ---------------------------



To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (the "Company"), will be held at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, 10:00 a.m. local time, for the following purposes:

     1. To elect one (1) member of the Board of Directors to serve until the 2001 Annual Meeting of Stockholders and until his successor has been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998; and

     3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 21, 1998 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                By Order of the Board of Directors




                                /s/ GERALD T. AARON
                                -------------------
                                GERALD T. AARON
                                   Secretary


Dated: April 27, 1998.





         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE
        URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
             ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF
                          MAILED IN THE UNITED STATES.

                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                              Wichita, Kansas 67202

                           --------------------------

                                 PROXY STATEMENT
                                       FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1998
                           --------------------------


                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at its Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, on May 27, 1998 at 10:00 a.m., local time, or at any adjournments thereof.

     The  principal  executive  offices of the  Company  are located at 224 East
Douglas, Suite 700, Wichita, Kansas 67202. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 27, 1998.


                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 21, 1998, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 41,197,969 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.


                        ATTENDANCE AT THE ANNUAL MEETING

     For admission to the Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring account statements or letters from their banks or brokers indicating that they owned the Company's Common stock as of the Record Date.

     The doors to the Sullivan's Steakhouse restaurant will be opened at 9:30 a.m. and the Company's Annual Meeting will begin at 10:00 a.m.


                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transact-ing business at the Meeting, abstentions and broker "non-voters" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.


                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 21, 1998, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202.

     Name and Address                                   Shares        Percentage
    of Beneficial Owner                           Beneficially Owned   of Class
    -------------------                           ------------------  ----------
Jamie B. Coulter ..............................      3,763,727(1)        8.8
John D. White .................................        714,692(2)        1.7
Michael J. Archer .............................        354,333(3)        *
Gerald T. Aaron ...............................        367,706(4)        *
Dennis L. Thompson ............................      1,986,843(5)        4.8
Clark R. Mandigo ..............................         60,000(6)        *
Fred B. Chaney ................................         50,000(7)        *
H. Gilliland Nickel ...........................         13,834(8)        *
William H. Tilley .............................         50,400(9)        *
First Pacific Advisors, Inc. ..................
FPA Paramount Fund, Inc. ......................      4,200,900(10)      10.2
All directors and officers as a group
  (11) persons (1) (2) (3) (4) (5) (6) (11) ...      7,703,873(11)      17.1

----------
*    Less than 1%

(1) Excludes shares held of record by the adult children of Mr. Coulter. Mr. Coulter disclaims beneficial ownership of these shares. Includes presently exercisable options to purchase 1,733,334 shares of Common Stock.

(2) Includes presently exercisable options to purchase 566,667 shares of Common Stock.

(3) Includes presently exercisable options to purchase 354,333 shares of Common Stock.

(4) Includes presently exercisable options to purchase 349,999 shares of Common Stock.

(5) Excludes shares held of record by the wife and adult children of Mr. Thompson. Mr. Thompson disclaims beneficial ownership of these shares. Includes presently exercisable options to purchase 386,111 shares of Common Stock.

(6) Includes presently exercisable options to purchase 30,000 shares of Common Stock.

(7) Includes presently exercisable options to purchase 46,000 shares of Common Stock.

(8) Includes presently exercisable options to purchase 13,334 shares of Common Stock.

(9) Includes 10,400 shares of Common Stock owned by a California corporation of which Mr. Tilley is the principal stockholder.

(10) Based on a joint Schedule 13G filed in February, 1998, First Pacific Advisors, Inc. and FPA Paramount Fund, Inc. beneficially hold 4,200,900 shares of the Company's Common Stock. The address of First Pacific
     Advisors, Inc., and FPA Paramount Fund, Inc. is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(11) Includes 342,337 shares of Common Stock, including presently exercisable options to purchase 338,704 shares held by Robert M. Kendall and Frank E. Furstenberg, Jr., executive officers, who are not named in the Security Ownership table pursuant to Item 402(a)(3).

                       PROPOSAL I - ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently the Board is composed of eight (8) Directors, but will be reduced to seven (7) Directors as of the date of the meeting since Mr. Thompson has voluntarily decided not to seek re-election as a Director of the Company. The nominee for Director is currently a director of the Company. William H. Tilley was appointed to the Board of Directors on December 3, 1997. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that one (1) Director be elected to serve until the Annual Meeting of Stockholders to be held in 2001 and until his successor is elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of Jamie B. Coulter, the only nominee. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

The following table sets forth the ages and terms of office of the Directors of the Company:

                                                               Term of Office
                      Name                            Age   as Director Expires
                     ------                           ---   -------------------
Jamie B. Coulter ...............................      57           1998
John D. White ..................................      50           2000
Dennis L. Thompson .............................      53           1998
Michael J. Archer ..............................      37           1999
H. Gilliland Nickel ............................      58           2000
Fred B. Chaney .................................      61           1999
Clark R. Mandigo ...............................      54           1999
William H. Tilley ..............................      58           2000

     Jamie B. Coulter has served as Chairman and Chief Executive Officer of the Company since January 1992 and President of the Company from January, 1992 to
June, 1995 (and has been a director and executive officer of various subsidiaries of the Company since 1991). From 1980 to May, 1997, Mr. Coulter had been the sole stockholder, Chairman, Chief Executive Officer and President of various Pizza Hut entities operating more than 100 Pizza Hut restaurants in 11 states. Since 1980, Mr. Coulter has been the sole stockholder and President of Coulter Enterprises, Inc., a management consulting company that provides accounting and administrative services for certain affiliated and non-affiliated businesses and the Company. Mr. Coulter has served as Chairman of the Board of Total Entertainment Restaurant Corp. since February 7, 1997.

     John D. White has been the Chief Financial Officer and a Director of the Company since January 1992, a director and executive officer of various subsidiaries of the Company since 1991 and Executive Vice President since June, 1995. Prior to joining the Company, Mr. White was employed for eleven years as Senior Vice President of Finance for Coulter Enterprises, Inc. From 1970 to 1980, Mr. White was a certified public accountant with Arthur Young & Company.

     Dennis L. Thompson was Senior Vice President - Real Estate between January, 1992 and December, 1997 and a Director of the Company since January, 1992. From 1985 to August, 1995 he had been an executive officer, director and stockholder of Creative Culinary Concepts Inc., a company which along with other corporate entities owned and operated eleven Lone Star Steakhouse & Saloon restaurants. In August, 1995, the Company acquired the restaurants owned by Creative Culinary Concepts, Inc., and other affiliated entities. Mr. Thompson is a Director of Total Entertainment Restaurant Corp. Mr. Thompson's term as a director expires in May, 1998 and he is not seeking re-election.

     Michael J. Archer, has been Chief Operating Officer - Del Frisco's/Sullivan's since August, 1996 and a Director of the Company since September, 1996. From April, 1995 until August, 1996 Mr. Archer had been Senior Vice President Operations of the Company. Prior to joining the Company, Mr. Archer was employed in various capacities, including President, of Morton's of Chicago, Inc., a subsidiary of Quantum Restaurant Group, Inc. for thirteen years.

     Fred B. Chaney, Ph.D, has been a director of the Company since May, 1995. Dr. Chaney was President and Chief Executive Officer of TEC's parent company, Vedax Sciences Corporation, until March of 1998 when he sold his interest. Dr. Chaney through the TEC organization had formed a network of various management organizations in several countries, including the United States where approximately 4,000 presidents of companies meet on a quarterly basis. Dr. Chaney's early business career was with the Boeing Company and Rockwell, where he implemented management systems and quality motivational programs. In 1968 he co-authored the book Human Factors in Quality Assurance with Dr. D. H. Harris. Dr. Chaney has authored numerous publications and professional papers and has taught management classes for the University of Southern California. Dr. Chaney is a board member of Hobie Sports.

     Clark R. Mandigo has been a Director of the Company since March 1992. Mr. Mandigo has been a Papa John's Pizza franchisee since 1995. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment. From 1985 to 1997, Mr. Mandigo served on the Board of Directors of Physician Corporation of America, a managed health care company and from 1993 to 1997, Mr. Mandigo served on the Board of Palmer Wireless, Inc., a cellular telephone system operator. Mr. Mandigo currently serves on the Board of Directors of Horizon Organic Holdings Corporation and as a Trustee of Accolade Funds.

     H. Gilliland Nickel has been a Director of the Company since April, 1997. Mr. Nickel is owner and Chairman of the Board of Far Niente Winery in Napa, California, which he purchased in 1979. In 1991 Mr. Nickel established Dolce Winery also in Napa Valley. A physicist by education, Mr. Nickel and his brother own and serve as Co-Chairman of the Board of Greenleaf Nursery Co., Inc. in Oklahoma and Texas, which is the second largest family owned wholesale and ornamental shrub nursery in the world.

     William H. Tilley has been a Director of the Company since December, 1997. Mr. Tilley currently serves as Chairman and Chief Executive Officer of The Jacmar Companies which was founded in 1964. Mr. Tilley also founded Pacific Ventures, Ltd., a restaurant operating company in the United States Territory of Guam. Pacific Ventures, Ltd. has license agreements with Taco Bell, Sizzler and the Company to operate restaurants in Guam. Mr. Tilley is the principal stockholder of California Star Restaurants, Inc., a licensee of the Company, which has the right to operate three (3) Lone Star restaurants in California, one of which is open. Mr. Tilley also teaches graduate business courses at USC and UCLA.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE.

Meetings

     For the fiscal year ended December 30, 1997, there were seven meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed of all of the independent directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed of all of the independent directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists of all of the independent directors and administers the Company's 1992 Incentive and Non-Qualified Stock Option Plan, as amended, (the "Plan") and awards stock options thereunder. The members of the Audit Committee and Compensation Committee are Messrs. Chaney, Mandigo, and Nickel and as of December 3, 1997 William H. Tilley. The members of the Stock Option Committee are Messrs. Chaney, Mandigo and Nickel. During 1997, and up to March 31, 1998, there were three meetings of the Audit Committee, two meetings of the Compensation Committee and three meetings of the Stock Option Committee.

Other Executive Officers

     Gerald T. Aaron, 57, has been Senior Vice President - Counsel and Secretary of the Company since January 1994. From November 1991 to January 1994, Mr. Aaron was employed as General Counsel for Coulter Enterprises, Inc. From March 1989 to November 1991, Mr. Aaron operated a franchise consultant practice. From 1969 to 1984 Mr. Aaron was Vice President -- Counsel for Pizza Hut, Inc. and from 1984 to 1989, Mr. Aaron was President of International Pizza Hut Franchise Holders Association.

     Robert M. Kendall, 37, has been Chief Operating Officer - Lone Star Steakhouse & Saloon, Inc. since June 1997. From June 1995 to June 1997, Mr. Kendall was Senior Vice President - Operations. From September, 1993 until June, 1995 Mr. Kendall served as Vice President - Operations. From March 1992 to September 1993, he assisted in new store development for the Company.

     Frank E. Furstenberg, Jr. 51 has been Vice President - New Store Development since January 1994. From March 1992 to January 1994, he assisted in new store development for the Company. Mr. Furstenberg has been a Pizza Hut franchisee since 1979, although his restaurants are operated under a management contract with Coulter Enterprises, Inc.


                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company (collectively with the CEO the "Named Executive Officers") other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 30, 1997.


                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation               Long Term Compensation
                                          ----------------------------- ----------------------------------------
                                                                                      Number of
                                                                                      Securities
                                                                        Other Annual  Underlying   All Other
       Name and Principal Position       Year       Salary     Bonus($) Compensation  Options(#) Compensation(1)
        -------------------------        ----       ------     -------- ------------  ---------- ---------------
Jamie B. Coulter .....................
   Chairman of the Board                 1997      $275,000        --         --          --           --
   and Chief Executive                   1996      $250,000        --         --       1,200,000       --
   Officer                               1995      $210,000        --         --         200,000       --
John D. White ........................
   Executive Vice President              1997      $259,600        --         --          --           --
   Chief Financial Officer               1996      $236,000        --         --         600,000       --
   and Treasurer                         1995      $186,000        --         --         100,000       --

Dennis L. Thompson (2) ...............
   Former - Senior Vice                  1997      $235,400        --         --          --           --
   President - Real Estate               1996      $230,000        --         --         133,333       --
                                         1995      $180,000        --         --         100,000       --
Michael J. Archer ....................
   Chief Operating Officer               1997      $220,000   $100,000(3)     --          --           --
   Del/Frisco's/Sullivan's               1996      $214,000        --         --         400,000       --
                                         1995      $180,000        --         --          75,000       --
Gerald T. Aaron ......................
   Senior Vice President-                1997      $209,000        --         --          --           --
   Counsel & Secretary                   1996      $190,000        --         --         300,000       --
                                         1995      $168,000        --         --          75,000       --
---------------------

(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(2) Mr. Thompson voluntarily resigned as an officer effective December 31, 1997.

(3) In August, 1996, the Company provided Mr. Archer with a $100,000 non-interest bearing loan payable upon demand. In April, 1997, the Company agreed to cancel the debt and treat the $100,000 as 1997 employee compensation.

Option Grants

     The Company granted no stock options to the CEO and other Named Executive Officers during the fiscal year ended December 30, 1997.

Option Exercise Table

     No options were exercised by the CEO and the other Named Executive Officers during the fiscal year ended December 30, 1997. The following table sets forth certain information concerning unexercised options held as of December 30, 1997 by the CEO and the other Named Executive Officers.


                          FISCAL YEAR-END OPTION VALUES

                                        Number of Securities Underlying         Value of Unexercised In-the-Money
                                   Unexercised Options at December 30, 1997   Options at December 30, 1997($)(1)
                                     -------------------------------------      --------------------------------
             Name                      Exercisable        Unexercisable            Exercisable  Unexercisable
             -----                     ----------         ------------             ----------   ------------
Jamie B. Coulter .....................  1,733,334           866,666                    -0-           -0-
John D. White ........................    566,667           433,333                    -0-           -0-
Michael J. Archer ....................    297,334           348,666                    -0-           -0-
Dennis L. Thompson ...................    386,111           122,222                    -0-           -0-
Gerald T. Aaron ......................    349,999           225,001                    -0-           -0-
---------------------

(1) Such amounts are based on the closing price of a share of Common Stock ($17.438) as reported by the Nasdaq National Market ("NASDAQ") on December 30, 1997.

Directors Compensation

     Directors who are not employees of the Company receive an annual fee of $5,000 and a fee of $1,250 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Non-employee Directors are also entitled to receive grants of options under the Company's 1992 Directors Stock Option Plan (the "Directors Plan"). Generally, upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 40,000 shares of Common Stock and receives an annual grant upon anniversary date of 6,000 shares. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the NASDAQ on the closing date of grant. Currently, options to purchase 176,400 shares of Common Stock are outstanding under the Directors Plan at exercise prices ranging from $17.94 per share to $40.00 per share. In 1997, the Company's outside Directors were automatically granted options to purchase 92,000 shares of Common under the Directors Plan at exercise prices of $17.94, $19.625, $21.625, and $27.75. On September 16, 1997 the Board of Directors, with outside, non-employee directors abstaining from voting: (1) increased the annual grant upon anniversary date from 6,000 shares to 6,800 shares; and (2) re-priced certain outstanding options held by outside non-employee directors of the Company, including options granted in the last fiscal year, so that such re-priced options now have an exercise price of $18.81, the closing market price of the Company's Common Stock on September 16, 1997.

Employment Agreements

     The Company has entered into separate employment agreements, with each of Messrs. White, Archer, Kendall and Aaron, dated as of February 1, 1998, providing for the employment of such individuals as Executive Vice President and Chief Financial Officer, Chief Operating Officer - Del Frisco's/Sullivan's,
Chief Operating Officer - Lone Star Steakhouse & Saloon, and Senior Vice President - Counsel, respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. Salary adjustments effective January 1, 1998 provide for 1998 annual base salaries of $283,000, $250,000, $250,000, and $228,000, respectively, for Messrs. White, Archer, Kendall, and Aaron, subject to increases as determined by the Board of Directors. Each agreement terminates in February, 2001, but the Company has the option to extend the term annually for additional one year periods. Each agreement contains non-competition, confidentiality and non-solicitation provisions which apply for eighteen months after cessation of employment.

     Messrs. Coulter and Thompson have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Chaney, Mandigo, Nickel, and as of December 3, 1997, William H. Tilley, non-employee directors of the Company, serve as members of the Compensation Committee and Audit Committee. Messrs. Chaney, Mandigo and Nickel serve as members of the Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Act). Mr. Mandigo serves as Chairman of the Compensation Committee and of the Stock Option Committee. During fiscal 1997 and through March 31, 1998, there were two meetings of the Compensation Committee, and three meetings of the Stock Option Committee.

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee historically established executives' base salaries at relatively low levels. However, the Compensation Committee has decided to increase executives' base salaries closer to the median for the restaurant industry. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section  162(m) of the  Internal  Revenue  Code of 1986,  as  amended  (the
"Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, (as defined herein). Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers remain below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. White, Archer, Kendall, and Aaron, which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Executive Compensation -- Employment Agreements."

Annual Bonuses

     The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to executives for the 1997 fiscal year despite the Company's achievements with the exception of Mr. Archer who is entitled to receive a bonus up to sixty percent (60%) of his salary for any annual period. The bonus is paid at the discretion of the Company and is based upon Mr. Archer's achieving certain goals and objectives agreed upon between Mr. Archer and the Company. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options in the past to the Named Executive Officers in part to reward their performance, but no options were granted for the 1997 fiscal year.

Compensation of Chief Executive Officer

     Mr. Coulter's base salary in 1997 was $275,000. Mr. Coulter was awarded a 9.1% increase in his base salary to $300,000 effective January 1, 1998. Mr. Coulter's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Coulter's salary, by design, is below average as compared to the salaries of executive officers of companies reviewed by the Company. As noted above, the Company does not presently have a formal bonus plan for executives and no bonus was paid to Mr. Coulter for the 1997 fiscal year.

Stock Option Plan

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee.

     All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

     On April 25, 1997 the Stock Option Committee of the Board of Directors repriced certain outstanding options held by employees of the Company, including options held by the CEO and other named executive officers, so that all outstanding options then held by such persons would have an exercise price of $18.25 per share, the closing market price of the Company's Common Stock on April 24, 1997, as reported by NASDAQ. The Committee believes that the repricing is consistent with the Company's compensation policy which is to base compensation on the achievement of the Company's performance goals, by utilizing stock options to attract and retain qualified employees with the same long-term interests as the Company's stockholders. The Committee believes that without the repricing the Company could lose key management personnel and restaurant general managers at a time when the Company's operating performance continues to be strong.

     Compensation Committee:          Clark R. Mandigo, Chairman
                                      Fred B. Chaney
                                      H. Gilliland Nickel
                                      William H. Tilley

     Option Committee:                Clark R. Mandigo, Chairman
                                      Fred B. Chaney
                                      H. Gilliland Nickel

Compensation Committee Interlocks

     The Compensation Committee consists of Messrs. Chaney, Mandigo, Nickel and Tilley. Except as set forth in "Certain Relationships and Related Transactions - Other Affiliated Transactions," none of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Repricing of Stock Options

     The following table sets forth certain information with respect to the repricing of stock options.

                                                                                                     Length of
                                                Number        Market                                 original
                                             of securities     price                                option term
                                              underlying    of stock at  Exercise price              remaining
                                                options       time of      at time of      New      at date of
                                              repriced or  repricing or   repricing or  exercise   repricing or
Name                               Date       amended(#)   amendment($)   amendment($)   price($)    amendment
-----                            --------     -----------  ------------   ------------- --------    -----------
Jamie B. Coulter .............    4/25/97        300,000      $18.25        $20.75       $18.25       6 years
                                  4/25/97        400,000      $18.25        $22.00       $18.25       7 years
                                  4/25/97        500,000      $18.25        $19.00       $18.25       8 years
                                  4/25/97        200,000      $18.25        $32.625      $18.25       9 years
                                  4/25/97      1,200,000      $18.25        $28.375      $18.25      10 years

John D. White ................    4/25/97        75,000       $18.25        $20.75       $18.25       6 years
                                  4/25/97        100,000      $18.25        $22.00       $18.25       7 years
                                  4/25/97        125,000      $18.25        $19.00       $18.25       8 years
                                  4/25/97        100,000      $18.25        $32.625      $18.25       9 years
                                  4/25/97        600,000      $18.25        $28.375      $18.25      10 years

Michael J. Archer ............    4/25/97        171,000      $18.25        $31.00       $18.25       8 years
                                  4/25/97         75,000      $18.25        $32.625      $18.25       9 years
                                  4/25/97        400,000      $18.25        $28.375      $18.25      10 years

Dennis L. Thompson ...........    4/25/97         75,000      $18.25        $20.75       $18.25       6 years
                                  4/25/97        100,000      $18.25        $22.00       $18.25       7 years
                                  4/25/97        100,000      $18.25        $19.00       $18.25       8 years
                                  4/25/97        100,000      $18.25        $32.625      $18.25       9 years
                                  4/25/97        133,333      $18.25        $28.375      $18.25      10 years

Gerald T. Aaron ..............    4/25/97        100,000      $18.25        $22.00       $18.25       7 years
                                  4/25/97        100,000      $18.25        $19.00       $18.25       8 years
                                  4/25/97         75,000      $18.25        $32.625      $18.25       9 years
                                  4/25/97        300,000      $18.25        $28.375      $18.25      10 years

Common Stock Performance

     The following graph compares the total return on the Company's Common Stock from January 1, 1993, to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").


                           COMPARISON OF TOTAL RETURN
                    FROM JANUARY 1, 1993 TO DECEMBER 30, 1997
                                      AMONG
                       LONE STAR STEAKHOUSE & SALOON, INC.


           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


1/JAN/93 To 31/DEC/92


                                                  RETURN       RETURN       RETURN        RETURN       RETURN
                                  Base Period       TO           TO           TO            TO           TO
         Company/Index Name         DEC 92        DEC 93       DEC 94       DEC 95        DEC 96       DEC 97
        --------------------     ------------  ------------ ------------ ------------  ------------ ------------
The Company ..................      $100.00       146.18       104.99       212.63        148.22        96.97
Peer Group ...................      $100.00       116.74       115.84       170.84        168.79       181.23
S&P MIDCAP 400 Index .........      $100.00       113.95       109.39       142.79        170.21       225.11


     Assumes $100 invested on January 1, 1993 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required stockholder vote.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreement

     The Company has entered into a services agreement with Coulter Enterprises, Inc. pursuant to which the Company utilizes certain accounting and administrative services provided by Coulter Enterprises, Inc. The services agreement initially expired on December 31, 1992 and is renewable thereafter on a year-to-year basis. For fiscal year 1997, the fixed annual charge was $2,010,000 and the per restaurant per 28-day accounting period fee was $440, plus reimbursement of all direct out-of-pocket costs and expenses. For the fiscal year ended December 30, 1997 the Company incurred fees of $3,366,080 under the services agreement. For fiscal year 1998, the fixed annual charge is $3,737,000 and the per restaurant per 28-day accounting period fee is $466 plus reimbursement of all direct out-of-pocket costs and expenses. All of the disinterested Directors voted to renew the services agreement and approve the new fee arrangements thereunder. The amount of the services fee will be reviewed annually and will be subject to approval by a majority of the disinterested directors of the Company.

Other Affiliated Transactions

     In 1997, the Company paid Coulter Enterprises, Inc. $804,198 for use of an airplane which airplane is leased by Coulter Enterprises, Inc. from Prairie Aviation, Inc. Mr. Coulter owns 100% of the stock of Coulter Enterprises, Inc. and Prairie Aviation, Inc. The Company believes that the charges incurred by the Company for its usage of this aircraft are at least as favorable as the charges that would have been incurred for similar services received from unaffiliated third parties.

     In December, 1997, the Company provided Michael J. Archer with a $400,000 loan bearing interest at the rate of 7.5% per annum, payable on demand. The loan is secured by a mortgage on real estate and improvements.

     Mr. Tilley, a director, is owner of a majority interest in Pacific Ventures, Ltd., which is a fifty percent owner of Restaurants of Micronesia, which is a licensee of the Company and operates a Lone Star restaurant in the United States Territory of Guam.

     Mr. Tilley is the principal stockholder of California Star Restaurants, Inc., a licensee of the Company and has the right to operate three Lone Star restaurants in California. The first unit opened on February 10, 1998. During 1997, the licensee paid the Company $40,000 in initial license fees.

STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 21, 1998.


ANNUAL REPORT

     All stockholders of record as of April 21, 1998 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 30, 1997. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 30, 1997.

                                                 By Order of the Company,


                                                 /S/ GERALD T. AARON
                                                 -------------------

                                                 GERALD T. AARON
                                                 Secretary

Dated: Wichita, Kansas

April 27, 1998.

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 30, 1997 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202.

                       LONE STAR STEAKHOUSE & SALOON, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, a stockholder of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), does hereby appoint Jamie B. Coulter and John D. White and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, on Wednesday, May 27, 1998 at 10:00 a.m. local time, or at any adjournment or adjournments thereof.

     The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following director: Jamie B. Coulter, to serve until the 2001 annual meeting of stockholders and until his successor has been duly elected and qualified.

    |_| FOR       |_|  WITHHOLD VOTE      WITHHOLD AUTHORITY to vote for any
                                             nominee(s), print name(s) below


                                          --------------------------------------

2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Ernst & Young, LLP as the independent auditors of the Company for the fiscal year ending December 29, 1998.

                    |_| FOR     |_|  AGAINST     |_| ABSTAIN

3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

          (Continued and to be signed and dated, on the reverse side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEE AS DIRECTOR, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                                        The undersigned hereby revokes any proxy
                                        or proxies heretofore given and ratifies
                                        and   confirms   that  all  the  proxies
                                        appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 27, 1998, and a copy of the Company's Annual Report for the fiscal year ended December 30, 1997.

                                        Dated:  _________________________ , 1998

                                        ___________________________________(L.S)

                                        ___________________________________(L.S)
                                                      Signature(s)

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.